AGREEMENT REGARDING

BNY MELLON JOINT INSURED BOND

AGREEMENT among BNY Mellon ETF Trust, and its underlying series, as to which BNY Mellon ETF Investment Adviser, LLC or any affiliate (the “Adviser”) now acts as investment adviser (individually, a “Fund” and, collectively, the “Funds”) and which are registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WITNESSETH:

WHEREAS, the Funds are covered as joint insureds under a Fidelity Bond or Bonds (the “Bond”) which complies with Rule 17g-1 promulgated by the Securities and Exchange Commission under the 1940 Act (“Rule 17g-1”); and

WHEREAS, the Funds have entered into this Agreement to meet the requirements of paragraph (f) of Rule 17g-1;

NOW, THEREFORE, IT IS HEREBY AGREED:

1.       In the event that recovery is received under the Bond as a result of a loss sustained by two or more of the Funds, each Fund shall receive an equitable and proportionate share of said recovery, but said recovery shall at least equal the amount that each such Fund would have received had the Fund provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1.

2.       The Funds acknowledge and agree that, upon approval by the Funds’ respective Boards of Trustees, the amount of the Bond or the carriers issuing the Bond may be changed from time to time, and that any such change shall not affect the rights and obligations of the Funds under this Agreement.

       3.       Each Fund shall be allocated its pro-rata share, based on the ratio of its assets to the assets of all of the Funds, of the premium payable in respect of the Bond (which premiums will be borne by the Adviser pursuant to each Fund’s Management Agreement). The Funds acknowledge and agree that any new Fund added to the Bond or as a party to this Agreement will not be responsible for the foregoing amount incurred prior to the first Bond renewal following the addition of such Fund.

4.       The Funds agree that any registered investment company for which the Adviser in the future becomes the investment adviser added as a joint insured under the Bond may become a party to this Agreement upon the execution of a copy of this Agreement by its duly authorized officer and shall thereafter be deemed a “Fund” hereunder.

5.       This Agreement shall cease to apply to any Fund in respect of any loss that occurs after such Fund (i) ceases to be an investment company by order of the Securities and Exchange Commission pursuant to Section 8(f) of the 1940 Act, or (ii) ceases to be advised by the Adviser, and such Fund shall, at and after such time, cease to be a party to this Agreement for all purposes.

6.       This Agreement shall be binding upon and shall inure to the benefit of any successor company of any of the undersigned, or any company into which any of the undersigned may be merged or with which it may be consolidated.

7.       As to each Fund that is organized as a trust, this Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in her capacity as an officer of the Fund; the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

IN WITNESS WHEREOF, the Funds listed on Schedule A have caused this Agreement to be executed by their respective officers, thereunto duly authorized as of the day and year written below.

/s/ Natalya Zelensky Natalya Zelensky	Dated As Of April 7, 2023

Chief Compliance Officer, Vice President and Assistant Secretary

SCHEDULE A

BNY Mellon ETF Trust

BNY Mellon Concentrated International ETF

BNY Mellon Core Bond ETF

BNY Mellon Emerging Markets Equity ETF

BNY Mellon Global Infrastructure Income ETF

BNY Mellon High Yield Beta ETF

BNY Mellon International Equity ETF

BNY Mellon Responsible Horizons Corporate Bond ETF

BNY Mellon Short Duration Corporate Bond ETF

BNY Mellon Sustainable Global Emerging Markets ETF

BNY Mellon Sustainable International Equity ETF

BNY Mellon Sustainable US Equity ETF

BNY Mellon Ultra Short Income ETF

BNY Mellon US Large Cap Core Equity ETF

BNY Mellon US Mid Cap Core Equity ETF

BNY Mellon US Small Cap Core Equity ETF

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